Exhibit 2.2

Annex V

FINAL FORM

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between Cycle Group Holdings Limited, a private limited company incorporated in England and Wales (“Parent”), and [•], a [•], as Rights Agent (as defined herein).

RECITALS

WHEREAS, Parent, AT2B, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”) and Applied Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2025 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Purchaser (a) has made a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (each, a “Share” and, collectively, “Shares”) and (b) following the acceptance of the Shares pursuant to the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, as an integral part of the consideration of the Offer and the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, (a) holders of Shares (other than any Shares described in Section 3.1(b) of the Merger Agreement and Dissenting Shares), (b) holders of Company RSUs and (c) holders of In-The-Money Company Stock Options, in each case, as of immediately prior to the Effective Time (any such holders described in the immediately foregoing clauses (a) through (c), the “Initial Holders”), will become entitled to receive up to four contingent cash payments, three such payments being contingent upon, and subject to, the achievement of the applicable Milestone (as defined below) prior to the Termination (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1. Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than fifty percent (50%) of outstanding CVRs as set forth in the CVR Register; provided that, for purposes of Section 3.4, references to “fifty percent (50%)” in this definition will be substituted for “twenty-five percent (25%)”.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3.

“Audit Expiration Date” has the meaning set forth in Section 3.4.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any direct or indirect Subsidiary of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction; provided, that, no assignment to a controlled Affiliate of Parent pursuant to Section 6.3 shall be deemed a Change of Control.

“Closing Cash” means, without duplication, the Company’s cash and cash equivalents (including marketable securities, checks, bank deposits and other wire transfers and drafts deposited or available for deposit for the account of the Company), restricted cash, and investments as of the Effective Time as determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements.

“Closing Cash Payment” means an amount equal to the Holder’s Per CVR Amount of the Closing Cash Proceeds, in cash, without interest, per CVR. For the avoidance of doubt, the Closing Cash Payment shall only be due once, if at all.

“Closing Cash Payment Date” means the date that is no later than four (4) Business Days following the final determination of the Closing Cash and Closing Cash Proceeds in accordance with Section 2.4(b) or Section 3.4, as applicable.

“Closing Cash Proceeds” means 100% of the amount by which Closing Cash exceeds five hundred thousand U.S. dollars ($500,000) but is less than one million five hundred thousand U.S. dollars ($1,500,000) as finally determined pursuant to Section 2.4(b) and/or Section 3.4, as applicable.

“Commercially Reasonable Efforts” means that sustained level of efforts, expertise and resources typically applied by biopharmaceutical companies similar in size and scope to Parent to carry out a particular task or obligation, consistent with the general practice followed by biopharmaceutical companies similar in size and scope to Parent relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account all relevant factors, including issues of safety and efficacy; product profile; the expected probability of technical success of the applicable compound, product or therapy; the progress and outcome of any development efforts with respect to the applicable compound, product or therapy; the competitiveness of other compounds, products or therapies in development and in the marketplace; supply chain management considerations; the proprietary position of the compound, product or therapy (including with respect to patent or regulatory exclusivity); the regulatory structure involved; the expected cost and profitability of the applicable compound, product or therapy; and other relevant commercial, technical, legal, scientific or medical factors. Parent and Company agree that the level of efforts that constitute Commercially Reasonable Efforts may change over time, reflecting changes in the status of a product, compound or therapy and the indications involved.

“Company” has the meaning set forth in the Recitals hereto.

“Company Common Stock” has the meaning set forth in the Recitals hereto.

“CVR Compound” means the product candidate referred to as AT-007 or govorestat.

“CVR Product” means any pharmaceutical product that contains or incorporates the CVR Compound, alone or in combination with one (1) or more other therapeutically active ingredients, including all formulations, dosages, or modes of delivery thereof.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Offer and the Merger pursuant to the terms of the Merger Agreement) to receive contingent cash payments on the terms and subject to the conditions of this Agreement and the Merger Agreement.

“Depositary” means [•], or any successor thereto appointed pursuant to the [Paying Agent Agreement, dated [•], 202[5], by and among Parent and [•], as may be amended from time to time].

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by an Initial Holder in respect of Company RSUs or In-The-Money Company Stock Options.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FDA Approval” means approval by the FDA of a New Drug Application (as more fully described in Section 505(b) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 355(b)) and 21 CFR § 314.50), that is necessary for the commercial marketing and sale of a CVR Product in the United States for any indication, including any accelerated approval.

“Final Determination” means with respect to (a) U.S. federal income Taxes, a “determination” within the meaning of Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“First Milestone” means receipt by Parent or one of its Affiliates or their (sub)licensees of FDA Approval for any CVR Product for any galactosemia indication.

“First Milestone Payment” means, if the First Milestone is achieved on or prior to 11:59 p.m. New York City Time on the eighth (8th) anniversary of the Closing Date, an amount equal to $0.10, in cash, without interest, per CVR. For the avoidance of doubt, the First Milestone Payment shall only be due once, if at all, subject to the achievement of the First Milestone prior to the Termination.

“Funds” has the meaning set forth in Section 2.6.

“Holder” means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.

“Initial Holders” has the meaning set forth in the Recitals hereto.

“IRS” means the Internal Revenue Service.

“Licensee” means a third party that is granted a license or sublicense to research, develop, manufacture, commercialize, or otherwise exploit a CVR Product, beyond the mere right to purchase a CVR Product from Parent and its Affiliates.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Milestone(s)” means each of the First Milestone, the Second Milestone and the Third Milestone.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means, as applicable, (a) with respect to the First Milestone, the First Milestone Payment, (b) with respect to the Second Milestone, the Second Milestone Payment, and (c) with respect to the Third Milestone, the Third Milestone Payment. For the avoidance of doubt, the Closing Cash Payment is not a Milestone Payment.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Net Sales” means, with respect to a CVR Product during the applicable time period, the gross amount received by Parent or its Affiliates or its and their Licensees for the sale or disposition of such CVR Product to unrelated third parties, less:

(a) trade, quantity and cash discounts allowed;

(b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances that effectively reduce the net selling price;

(c) CVR Product credits, returns and allowances;

(d) that portion of the sales value associated with drug delivery devices;

(e) (i) any tax imposed on the production, sale, delivery or use of a CVR Product, including sales, use, excise or value added taxes, or the annual fee imposed on the pharmaceutical manufacturers by the U.S. government, or (ii) customs, duties, fees and taxes on the import of a CVR Product or any drug product and other raw materials used in the manufacture of finished CVR Product;

(f) wholesaler inventory management fees;

(g) allowance for distribution expenses, including commissions owed to third party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by or on behalf of Purchaser or its Affiliates, in each case, with respect to the distribution of the CVR Product;

(h) transportation costs, including insurance, for outbound freight related to delivery of CVR Product, to the extent included and separately itemized in the gross amount invoiced; and

(i) any other similar and customary deductions which are in accordance with GAAP.

Such amounts will be determined from the books and records of Parent or its applicable Affiliate and/or Licensee, maintained in accordance with GAAP or, in the case of Licensees, such similar accounting principles, consistently applied. Parent further agrees that in determining such amounts, it will use Parent’s then-current standard procedures and methodology, including Parent’s then-current standard exchange rate methodology for the translation of foreign currency sales into US Dollars or, in the case of Licensees, such similar methodology, consistently applied. Without limiting the generality of the foregoing, Net Sales exclude: (i) transfers of CVR Product to third parties as bona fide samples, as donations, for the performance of clinical trials or for similar purposes in accordance with applicable Law pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program) or any indigent program, (ii) intercompany transfer to an Affiliate of Parent; provided that subsequent sale to an unaffiliated third party by such Affiliate is not considered an intercompany transfer, and (iii) similar non-commercial sales for nominal or no consideration.

“Offer” has the meaning set forth in the Recitals hereto.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Permitted CVR Transfer” means a transfer of CVRs: (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.7.

“Per CVR Amount” shall mean an amount equal to (x) Closing Cash Proceeds multiplied by (y) (i) one divided by (ii) the aggregate amount of all CVRs.

“Purchaser” has the meaning set forth in the recitals hereto.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Account” has the meaning set forth in Section 2.4(a).

“Second Milestone” means receipt by Parent or one of its Affiliates or their (sub)licensees of FDA Approval for any CVR Product for the CMT-SORD indication.

“Second Milestone Payment” means, if the Second Milestone is achieved on or prior to 11:59 p.m. New York City Time on the eighth (8th) anniversary of the Closing Date, an amount equal to $0.10, in cash, without interest, per CVR. For the avoidance of doubt, the Second Milestone Payment shall only be due once, if at all, subject to the achievement of the Second Milestone prior to the Termination.

“Termination” has the meaning set forth in Section 6.8.

“Third Milestone” means the event in which worldwide Net Sales of any CVR Product first equals or exceeds two hundred million U.S. dollars ($200,000,000) in any four (4) fiscal quarter period.

“Third Milestone Payment” means, if the Third Milestone is achieved before the Termination, an amount equal to $0.20, in cash, without interest, per CVR. For the avoidance of doubt, the Third Milestone Payment shall only be due once, if at all, subject to the achievement of the Third Milestone prior to the Termination.

Section 1.2. Rules of Construction. When reference is made in this Agreement to an Article, Section or Exhibit, such reference will refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1. CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Offer and the Merger pursuant to the terms of the Merger Agreement) to receive the Milestone Payments and the Closing Cash Payment pursuant to, and subject to the terms and conditions of, this Agreement.

Section 2.2. Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Shares that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such Shares that were tendered in the Offer or converted into the right to receive the Offer Price as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of Shares that hold such Shares in certificated form immediately prior to the Effective Time that were tendered in the Offer or converted into the right to receive the Offer Price as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of Shares that hold such Shares in book-entry form through the Company’s transfer agent immediately prior to Effective Time, (C) holders of Company RSUs, and (D) holders of In-The-Money Company Stock Options, in each case of clauses (A) through (D), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted CVR Transfers), upon the written receipt of such information by the Rights Agent.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4. Payment Procedures; Notices.

(a) If a Milestone is achieved prior to the Termination, then on or prior to the date that is the earlier of: (A) ninety (90) days following the achievement of such Milestone and (B) March 15 of the calendar year immediately following the calendar year in which such Milestone is achieved (such date, the “Milestone Payment Date”), (A) Parent shall deliver to the Rights Agent (x) a written notice indicating that such Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying (1) in the case of the First Milestone or Second Milestone, the date of such achievement, and (2) in the case of the Third Milestone, the last day of the Parent fiscal quarter in which such Milestone was achieved, and that the Holders are entitled to receive such Milestone Payment, (y) any letter of instruction reasonably required by the Rights Agent, which shall set forth the applicable Milestone Payment in respect of such Milestone as of the date of the applicable Milestone Notice, and (B) Parent shall deliver to the Rights Agent (or to the Surviving Corporation or another of its Affiliates in the case of payments with respect to Equity Award CVRs, if such payments will not be made by Parent) the payment required by Section 4.2, if being delivered to the Rights Agent to the account set forth on Annex I hereto, which account information may be updated from time to time by the Rights Agent by prior written notice to Parent (the “Rights Agent Account”). For the avoidance of doubt, (i) each Milestone Payment will only be due once, if at all, subject to the conditions set forth herein, (ii) each of the Milestone Payments will become payable upon the first achievement of the associated Milestone, regardless of the number of CVR Products that achieve such Milestone and (iii) no amounts will be due for subsequent or repeated achievements of any Milestone. For the avoidance of doubt, with respect to each specific Milestone only (and not, for the avoidance of doubt, any other Milestone), Parent shall have no further liability in respect of the Milestone Payment relevant to such Milestone upon delivery of such Milestone Payment in accordance with this Section 2.4(a) and the satisfaction of each of Parent’s obligations set forth in this Agreement with respect thereto.

(b) Not later than ten (10) Business Days following the Effective Time, with respect to the Closing Cash Proceeds, Parent shall deliver to the Rights Agent, (i) Parent’s good faith calculation of (x) the Closing Cash at the Effective Time and (y) the Closing Cash Proceeds (the “Closing Cash Notice”), in each case, as calculated in a manner consistent with the definitions thereof, setting forth in reasonable detail all back-up calculations necessary for the Rights Agent to review the calculations set forth therein. The Rights Agent shall have ten (10) Business Days following receipt of the Closing Cash Notice to review such calculations and the Rights Agent may, on or prior to the last day of such ten (10) Business Day period, give Parent written notice of dispute (a “Dispute Notice”), setting forth in reasonable detail its objections to Parent’s calculations set forth in the Closing Cash Notice. Unless the Rights Agent delivers a Dispute Notice during such ten (10) Business Day period, the calculations of Closing Cash and Closing Cash Proceeds set forth in the Closing Cash Notice shall be deemed final for purposes of this Agreement. If the Rights Agent gives a Dispute Notice to Parent, the Rights Agent and Parent shall use commercially reasonable efforts during the 30-day period commencing on the date Parent receives the applicable Dispute Notice from the Rights Agent to (x) resolve any disputes set forth in the Dispute Notice in good faith and (y) negotiate in good faith an agreed-upon determination of the Closing Cash and Closing Cash Proceeds, which agreed upon Closing Cash and Closing Cash Proceeds amounts shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Cash and Closing Cash Proceeds Cash for purposes of this Agreement; provided, however, that if any such dispute cannot, in good faith, be so resolved, the audit provisions set forth in Section 3.4 shall apply to such dispute mutatis mutandis. Following the resolution of any disputes between Parent and the Rights Agent, Parent shall promptly thereafter (and in any event within two (2) Business Days), deliver to the Rights Agent any letter of instruction reasonably required by the Rights Agent, which shall set forth the final Closing Cash Proceeds as agreed by Parent and the Rights Agent and the Closing Cash Payment. For the avoidance of doubt, the Closing Cash Payment will only be due once, if at all, subject to the conditions set forth herein. For the avoidance of doubt, Parent shall have no further liability in respect of the Closing Cash Proceeds upon delivery of the Closing Cash Proceeds to the Rights Agent, if any, in accordance with this Section 2.4(b) and the satisfaction of each of Parent’s obligations set forth in this Agreement with respect thereto.

(c) The Rights Agent will promptly, and in any event within ten (10) days after receipt of a Milestone Notice or Closing Cash Notice, as applicable, and the payment required by Section 4.2, as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice or Closing Cash Notice, as applicable, and pay the applicable Milestone Payment Amount or Closing Cash Payment to each Holder (other than a Holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of such Milestone Notice or Closing Cash Notice, as applicable, or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of such Milestone Notice or Closing Cash Notice, as applicable, by wire transfer of immediately available funds to the account specified on such instruction. Parent will pay, or will cause the Surviving Corporation or another of its Affiliates to pay, the applicable Milestone Payment Amount or Closing Cash Payment to each Holder of an Equity Award CVR within ten (10) days of the delivery of the applicable Milestone Notice or Closing Cash Notice to the Rights Agent, subject to Section 2.4(d).

(d) Parent and its Affiliates (including the Surviving Corporation) and the Rights Agent shall be entitled to deduct and withhold from any Milestone Payment Amount or Closing Cash Payment or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Law. With respect to Initial Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ payroll system or any successor payroll system. Prior to paying any Milestone Payment Amount or Closing Cash Payment to the Holders, the Rights Agent shall provide the opportunity for each Holder to provide a copy of a duly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or any other forms or information that the Rights Agent may reasonably request in order to avoid or reduce any applicable withholding amount. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code. Parent, Purchaser and the Company intend that each Milestone Payment Amount payable to a Holder of an Equity Award CVR is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). Further, Parent, Purchaser and the Company intend that each such Milestone Payment Amount (i) shall be deemed a conditional payment subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code, and (ii) satisfy the exemption from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(4), and, to the extent not so exempt, that such Milestone Payment Amounts be construed in a manner that complies with Section 409A, including by reason of satisfying “transaction-based compensation” provisions under Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).

(e) Any portion of a Milestone Payment Amount or Closing Cash Payment that remains undistributed six (6) months after the date of the delivery of the applicable Milestone Notice or Closing Cash Notice, as applicable, will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the applicable Milestone Payment Amount or Closing Cash Payment, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(f) None of Parent, any of its Affiliates (including the Surviving Corporation) or the Rights Agent will be liable to any person in respect of any Milestone Payment Amount or Closing Cash Payment or portion thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite efforts by the Rights Agent to deliver a Milestone Payment Amount or Closing Cash Payment to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount or Closing Cash Payment has not been paid prior to the two (2) year anniversary of the applicable Milestone Payment Date or Closing Cash Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount or Closing Cash Payment would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment Amount or Closing Cash Payment will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(g) The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs, including on Internal Revenue Service Form 1099-B or other applicable form to the extent required under applicable Law. Parent shall provide the Rights Agent with properly completed “Standard Tax Reporting Instructions” contained in Annex II hereto, and the Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any other information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(g).

Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries (including the Surviving Corporation).

(c) None of Parent or its directors and officers or other Affiliates will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6. Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall keep funds received by it under this Agreement separate on its books and records so that such deposits can be subsequently identified on an individual basis and any such funds shall not be invested by the Rights Agent and shall not be used for any purpose not expressly provided for in this Agreement or the Merger Agreement.

Section 2.7. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including the Surviving Corporation) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including the Surviving Corporation) shall be automatically deemed extinguished and no longer outstanding or entitled to any Milestone Payment or Closing Cash Proceeds for purposes of this Agreement.

Section 2.8. Tax Treatment. The parties hereto agree to treat the CVRs (other than the Equity Award CVRs) for all U.S. federal, and applicable state and local income Tax purposes as (a) except to the extent treated as imputed interest, additional consideration for, or in respect of, Shares pursuant to the Merger Agreement, and (b) a “closed transaction” in which the fair market value of the CVRs, as determined by Parent in its sole discretion, is included in income in the taxable year of the Closing, and, in each case, none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Body related to Taxes or for other Tax purposes except as otherwise required by a Final Determination. Parent, the Surviving Corporation and Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, to the extent required by applicable Law and in accordance with properly completed “Standard Tax Reporting Instructions” contained in Annex II hereto.

ARTICLE III

THE RIGHTS AGENT

Section 3.1. No Liability. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of its willful or intentional misconduct, bad faith, gross negligence or fraud.

Section 3.2. Certain Duties and Responsibilities. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent or any of its Affiliates; provided that this Section 3.2 shall not affect the Rights Agent’s obligation to make payments in accordance with and subject to Section 2.4.

Section 3.3. Certain Rights of the Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s performance of its duties under this Agreement (excluding any Taxes, interest, penalties or other costs or expenses imposed on the payment of fees hereunder), including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss arising out of or in connection with the execution, administration, exercise and performance of its duties under this Agreement, unless such loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s willful or intentional misconduct, bad faith, gross negligence or fraud;

(i) Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that, if the Rights Agent determines in good faith that it has received a refund of any Tax or governmental charge borne by Parent pursuant to this clause (ii), then the Rights Agent shall promptly repay such refund to Parent; and

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.4. Auditing Rights. From the date of the first commercial sale of the first CVR Product until the achievement of the Third Milestone (such earlier date, the “Audit Expiration Date”), Parent shall keep, and shall cause its Affiliates to keep, reasonable records in the ordinary course of business pursuant to record-keeping procedures normally used by Parent and its Affiliates regarding its activities with respect to achievement of the Third Milestone to verify whether the Third Milestone Payment is due hereunder. In connection with the final calculation of the Closing Cash Proceeds and from the date of the first commercial sale of the first CVR Product until the Termination, the Rights Agent (upon demand by the Acting Holders) shall have the right once per calendar year to have Parent’s then-current auditors (or if such auditors decline to do so, another independent accounting firm mutually agreeable to Parent and the Rights Agent (acting on behalf of the Acting Holders)) inspect Parent’s records for the purpose of determining the accuracy of the calculations used to (x) calculate the Closing Cash Proceeds or (y) determine whether the Third Milestone was achieved, as applicable. Such audits may be conducted during normal business hours upon reasonable prior written notice to Parent. No period will be audited more than once and each audit must be reasonable in scope. Such auditors will keep confidential any information obtained during such inspection and will report to the Rights Agent and Parent in writing whether (x) the Closing Cash Proceeds and/or (y) the Third Milestone Payment is due and payable (without disclosing, in the case of this clause (y), to the Rights Agent any confidential or commercially sensitive information used or generated by the auditors during the course of the audit), as applicable. The Acting Holders shall bear the full cost of such audit; provided, that, notwithstanding the foregoing if the audit discloses that (a) Parent failed to include more than five percent (5%) of the Net Sales when determining whether the Third Milestone was achieved or (b) more than five percent (5%) of the items in the Dispute Notice is ultimately awarded to the Rights Agent (on behalf of the Holders), the fees of such audit shall be borne by Parent and if it is determined as a result of such audit that the Third Milestone Payment was due and payable, Parent shall remit in accordance with Section 4.2 the Third Milestone Payment within thirty (30) days of the date the auditors’ written report is received.

Section 3.5. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect and such removal will become effective on the date so specified. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.5(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.6, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.6, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.5(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.4.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.6. Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.5(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent and all references to the “Rights Agent” herein shall be deemed to refer to such successor Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1. List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to other Shares, Company RSUs or In-The-Money Company Stock Options) the names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time.

Section 4.2. Payment of Milestone Payment Amounts or Closing Cash Payment. If a Milestone has been achieved prior to the Termination or Closing Cash Proceeds are payable pursuant to the terms hereof, Parent shall, or shall cause the Surviving Corporation to, in accordance with and subject to the achievement of such Milestone prior to the Termination, on or prior to the applicable Milestone Payment Date or Closing Cash Payment Date, as applicable, (i) deposit in the Rights Agent Account, for payment to the Holders who are not Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amount or Closing Cash Payment to each Holder who is not a Holder of an Equity Award CVR and (ii) deposit with Parent, Surviving Corporation, or their Affiliates, for payment to the Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amount or Closing Cash Payment to each Holder of an Equity Award CVR. For the avoidance of doubt, each Milestone Payment or Closing Cash Payment shall only be paid one time, if at all, subject to the achievement of the applicable Milestone prior to the Termination or determination of Closing Cash Proceeds, and with respect to Milestone Payments only (and not, for the avoidance of doubt, the Closing Cash Payment), the maximum potential amount payable as Milestone Payments under this Agreement per CVR shall not be greater than $0.10 per CVR with respect to the First Milestone, $0.10 per CVR with respect to the Second Milestone, and $0.20 per CVR with respect to the Third Milestone.

Section 4.3. Additional Covenants.

(a) From the Closing Date until the Termination, Parent shall, and shall cause its Subsidiaries, including the Surviving Corporation, to use Commercially Reasonable Efforts to achieve the First Milestone, the Second Milestone and the Third Milestone; provided that use of Commercially Reasonable Efforts does not guarantee that Parent will achieve the First Milestone, Second Milestone or Third Milestone by a specific date or at all.

(b) Parent owes no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any Holder or any other Person in connection with its operation of the Surviving Corporation’s business following the Closing except as expressly stated herein. The Rights Agent (on behalf of itself and on behalf of the Holders) acknowledges that (i) Parent makes (x) no guarantees or promises that any Milestone will be achieved at all or by a specific date or is achievable and (y) no assessments or predictions regarding the likelihood of any Milestone being achieved, (ii) there is no assurance that the Holders will receive any payment as described under Section 4.2 unless the applicable Milestone is achieved or Closing Cash Proceeds exceed $0, (iii) Parent has not, prior to or after the date hereof, promised or projected any amounts to be received by the Holders in respect of any payments described in Section 4.2, (iv) subject to the obligations in Section 4.3(a), none of the Rights Agent and any Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof) in respect of any payments described in Section 4.2 including with respect to the operation of the Surviving Corporation’s business following the Closing, (v) except for Parent’s obligations set forth in Section 4.3(a), Parent shall have the right to own, operate, use, license, develop and otherwise commercialize the assets of the Surviving Corporation’s business in any way that Parent deems appropriate in its sole business judgment and (vi) except for Parent’s obligations set forth in Section 4.3(a), Parent does not have any obligation, express or implied, to own, operate, use, license, develop or otherwise commercialize the assets of the Surviving Corporation’s business in order to maximize or expedite the payments described in Section 4.2, including any obligation to pursue particular business opportunities, engage in particular advertising or marketing campaigns or otherwise. Except for Parent’s obligations set forth in Section 4.3(a), the Rights Agent (on behalf of itself and on behalf of the Holders) hereby (x) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), and (y) understands and agrees that any such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) are specifically disclaimed by Parent. The parties intend the express provisions of Section 4.2 and Section 4.3 to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Body or otherwise.

(c) In the event that a Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the Termination, Parent will cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement (including, for the avoidance of doubt, Section 6.13). No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.3(c) and that all conditions precedent herein relating to such transaction have been complied with.

ARTICLE V

AMENDMENTS

Section 5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent and the Surviving Corporation, at any time and from time to time, may enter into one or more amendments hereto, without the consent of any Holders or the Rights Agent, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders (as a group and in their capacity as such);

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders (as a group and in their capacity as such);

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Laws outside of the United States; provided that, in each case, such provisions do not change any Milestone or Milestone Payment or Closing Cash Payment;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.5 and Section 3.6;

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders (as a group and in their capacity as such); or

(b) without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to abandon or renounce such Holder’s rights under this Agreement in accordance with Section 2.7 or Section 6.4.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3. Rights Agent Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (which may include internal counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that materially and adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4. Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. No supplement or amendment to this Agreement shall be effective unless duly executed by Parent and the Rights Agent and otherwise entered into in accordance with the terms of this Agreement.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when delivered by email, which email must state that it is being delivered pursuant to this Section 6.1 and which notice will not be effective unless either (A) a duplicate copy of such email notice is sent on the same day for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (B) the receiving party delivers a written confirmation of receipt to the sender of such notice (excluding “out of office,” delivery failure or similar automated replies), (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

If to the Rights Agent, to it at:

[_____]

Telephone:  [_____]

Email:    [_____]

Attention:   [_____]

If to Parent, to it at:

Cycle Group Holdings Limited

Broers Building

21 JJ Thomson Ave

Cambridge, CB3 0FA

United Kingdom

Email:   [Redacted]

Attention:  James Harrison and Andrea Reiner

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Email:    MPatrone@goodwinlaw.com and AGill@goodwinlaw.com

Attention:  Michael R. Patrone and Amanda J. Gill

Section 6.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party and any purported assignment without such consent shall be void; provided that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) to any of its controlled Affiliates, but only for so long as it remains a controlled Affiliate of Parent; (b) to any purchaser, transferee, licensee, or sublicensee of substantially all of the Intellectual Property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (x) held, owned or entered into by Parent or its Subsidiaries immediately after the Effective Time and (y) necessary for the production, development or sale of the CVR Products; (c) in compliance with Section 4.3(c); or (d) otherwise with the prior written consent of the Acting Holders, to any other Person (any permitted assignee under clauses (a) through (d), an “Assignee”), in each case, provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clauses (a) or (b) above in this Section 6.3, Parent (and any subsequent assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments and Section 4.3(c), this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

Section 6.4. Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. The Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 4.2 solely to the extent such payment, and the amount of such payment, has been finally determined to be due and payable in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). The Holders shall not be entitled to specific enforcement of Section 4.3. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. The Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(c).

(d) In the event of any litigation or other proceeding between the parties to this Agreement arising out of or in any way related to a Milestone or payment thereof, the prevailing party in such litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation or other proceeding, in addition to any other relief to which such party may be entitled; provided, however, that in no event will any party to this Agreement be required to pay any contingency based attorneys’ fees.

Section 6.6. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule, law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so that the terms hereof, and the transactions contemplated hereby, are fulfilled to the fullest extent possible.

Section 6.7. Counterparts. This Agreement may be executed and delivered (including by executed signatures in electronic format (including “pdf”) and other electronic signatures (including DocuSign and AdobeSign) in each case transmitted by email) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 6.8. Termination. This Agreement will automatically terminate and be of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent to the Rights Agent in respect of the Rights Agent’s services hereunder and any services to be performed by the Rights Agent under Section 2.4(g) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination”) (a) (i) the mailing by the Rights Agent to the address, or (ii) the payment by the Rights Agent by wire transfer of immediately available funds to the account, of each Holder as reflected in the CVR Register, of the last of the Cash Closing Payment and Milestone Payment Amounts (if any) required to be paid under the terms of this Agreement, and (b) the delivery of a joint written notice of termination duly executed by Parent and the Acting Holders or (c) the tenth (10th) anniversary of the Closing Date; provided, that in the event that an audit is pending under Section 3.4, the Termination shall not be deemed to occur until five (5) Business Days after the completion of such audit and payment in full of amounts owing as a result thereof pursuant to Section 3.4, if any. For the avoidance of doubt, the right of any Holder to receive a Milestone Payment with respect to a Milestone, and any covenants and obligations of Parent (other than pursuant to Section 2.4(e)), shall be irrevocably terminated and extinguished if such Milestone is not achieved before the Termination. Notwithstanding the foregoing, no termination shall affect any rights, liabilities or obligations accrued prior to the effective date of such termination or Section 2.4(e), 3.3, 6.4, 6.5, 6.6, 6.7, 6.9, 6.13 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

Section 6.9. Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, then solely with respect to the Rights Agent, this Agreement will govern and be controlling.

Section 6.10. Further Assurances. Subject to the provisions of this Agreement, Parent and the Rights Agent will, from time to time, do all commercially reasonable acts and things and execute and deliver all such further documents and instruments, as Parent and the Rights Agent may reasonably require for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 6.11. Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor disputes, strikes, or shortages, war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

Section 6.12. Legal Holiday. In the event that a Milestone Payment Date or Closing Cash Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date or Closing Cash Payment Date, as applicable.

Section 6.13. Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Body of competent jurisdiction or as is otherwise required by Law.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CYCLE GROUP HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]